Exhibit 99.1

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Justin Leach: (310) 468-5332

Toyota Motor Credit Corporation Reaches Voluntary Agreement with CFPB and DOJ

TORRANCE, Calif., February 2, 2016 — With a commitment to fostering a fair and competitive auto finance lending market, Toyota Motor Credit Corporation (TMCC) today announced a voluntary agreement with the Consumer Financial Protection Bureau (CFPB) and the U.S. Department of Justice (DOJ) that addresses discretionary dealer compensation practices. TMCC determined that a voluntary agreement was the preferred resolution of the agencies’ review, because it helps preserve consumer financing options while fairly compensating its dealer partners and upholding its commitment to fair lending practices.  TMCC is the latest of several lenders to enter into such an agreement.

TMCC does not tolerate discrimination of any kind, even perceived or unintentional, from its employees or business partners – this principle extends to fair lending practices. While TMCC respectfully disagrees with the agencies’ methodologies to determine whether industry lending practices have been discriminatory, the company shares the agencies’ commitment to ensuring that consumers can count on competitive and fair auto financing options. The actions TMCC will take under this agreement are intended to further that commitment.

During their review the agencies did not contend that TMCC intentionally discriminated against its customers. Accordingly, TMCC denies any wrongdoing and notes that this voluntary agreement does not include an assessment of civil money penalties. As an indirect lender, TMCC has no visibility into the race or ethnicity of its customers or credit applicants, and these factors have no bearing on the company’s credit or pricing decisions.

Specific terms of the agreement with the agencies include:

•	Dealer participation caps will be limited to 125 basis points [1.25%] for contracts of 60 months or less and 100 basis points [1.00%] for contracts with longer terms.

•	A three-year term that can be reduced to two years if certain conditions are met.

•	TMCC will contribute up to $21.9 million towards a fund payable to affected borrowers.

TMCC began working proactively and voluntarily with the federal agencies in 2013 as part of the agencies’ broad review of the auto finance industry’s discretionary dealer compensation practices and whether such policies contribute to unintended discriminatory impacts.

Additional information about this agreement and the fair lending process can be found at TFSFairLending.org.

Agreement Underscored by Company’s Commitment to Diversity and Inclusion

TMCC’s commitment to diversity and inclusion can be traced back more than 75 years, when Toyota was founded on a strong value system built on respect for people and teamwork. That commitment starts in the workplace and extends to the way TMCC values its customers and business partners.

Since opening its doors in 1983, TMCC has made diversity and inclusion a central part of its business practices and has launched programs to build upon that commitment, becoming a leader in the auto finance industry along the way.

Among these many programs, TMCC works with a number of minority-owned businesses and set a new standard for the auto finance industry by offering three Diversity & Inclusion Bonds. These bonds enabled investment banking firms that are certified Minority and Women Business Enterprises to strengthen their experience working on high profile transactions and serve as an integral component of Toyota’s comprehensive funding program.

TMCC's commitment to diversity – including philanthropic endeavors, training programs, and other diversity initiatives – has resulted in the company being recognized by DiversityInc, Black Enterprise, Hispanic Business, and the Human Rights Campaign as a leader in diversity and inclusion. The company is a recipient of the 2014 Civic 50 Award, which recognizes the 50 most community-minded companies in the United States.  Most recently, the United States Hispanic Chamber of Commerce selected Toyota Motor North America as the 2015 “Corporation of the Year.”

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About Toyota Motor Credit Corporation

Toyota Motor Credit Corporation (TMCC) operates in the United States to offer retail auto financing and leasing to Toyota, Lexus and Scion customers through its dealership network. TMCC has a range of products to meet Toyota dealers’ financing needs and also offers extended service contracts and other vehicle and payment protection products through its dealership network and Toyota Motor Insurance Services (TMIS) and its subsidiaries.  TMCC offers its finance and protection products to Toyota customers and dealers using the Toyota Financial Services brand name.  Lexus Financial Services is the brand for finance and protection products for Lexus dealers and customers. TMCC currently employs approximately 3,200 team members nationwide, and has assets totaling over $100 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

We announce material financial information using the investor relations section of our website (www.toyotafinancial.com) and SEC filings. We use these channels, press releases, and social media to communicate about our company, our services and other issues. While not all information we post on social media is of a material nature, some information could be material. Therefore, we encourage those interested in our company to review our posts on Twitter at www.twitter.com/toyotafinancial.

Forward-Looking Statements

This announcement may include certain “forward-looking statements” within the meaning of The U.S. Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and currently available information. Actual results may differ materially from these expectations due to certain risks, uncertainties and other important factors, including the risk factors set forth in the most recent annual and periodic reports of Toyota Motor Credit Corporation. We do not undertake to update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. This announcement does not constitute an offer to sell or a solicitation of an offer to purchase any securities. Any offer or sale of securities will be made only by means of a prospectus and related documentation.

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